Exhibit 99.3
JDA SOFTWARE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts, unaudited)

	March 31,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$155,817	$75,974
Restricted cash	11,698	287,875
Accounts receivable, net	107,881	68,883
Income tax receivable	1,050	—
Deferred tax asset	57,828	19,142
Prepaid expenses and other current assets	29,705	15,667

Total current assets	363,979	467,541

Non-Current Assets:
Property and equipment, net	43,296	40,842
Goodwill	201,316	135,275
Other Intangibles, net:
Customer-based intangibles	167,395	99,264
Technology-based intangibles	44,264	20,240
Marketing-based intangibles	13,960	157
Deferred tax asset	268,821	44,350
Other non-current assets	17,154	13,997

Total non-current assets	756,206	354,125

Total Assets	$1,120,185	$821,666

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$11,063	$7,192
Accrued expenses and other liabilities	74,068	45,523
Income taxes payable	—	3,489
Deferred revenue	127,905	65,665

Total current liabilities	213,036	121,869

Non-Current Liabilities:
Long-term debt	272,333	272,250
Accrued exit and disposal obligations	6,458	7,341
Liability for uncertain tax positions	14,215	8,770
Deferred revenue	28,942	—

Total non-current liabilities	321,948	288,361

Total Liabilities	534,984	410,230

Commitments and Contingencies (Note 8)

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 2,000,000 shares; none issued or outstanding	—	—
Common stock, $.01 par value; authorized 50,000,000 shares; issued 43,528,992 and 36,323,245 shares, respectively	435	363
Additional paid-in capital	553,705	361,362
Deferred compensation	(15,906)	(5,297)
Retained earnings	69,746	74,014
Accumulated other comprehensive income	2,706	3,267
Less treasury stock, at cost, 1,901,490 and 1,785,715 shares, respectively	(25,485)	(22,273)

Total stockholders’ equity	585,201	411,436

Total liabilities and stockholders’ equity	$1,120,185	$821,666

See notes to condensed consolidated financial statements.

JDA SOFTWARE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share data, unaudited)

	Three Months Ended
	March 31,
	2010	2009
REVENUES:
Software licenses	$24,437	$14,357
Subscriptions and other recurring revenues	4,287	968
Maintenance services	57,060	42,997

Product revenues	85,784	58,322

Consulting services	43,002	23,034
Reimbursed expenses	2,845	1,977

Service revenues	45,847	25,011

Total revenues	131,631	83,333

COST OF REVENUES:
Cost of software licenses	1,008	602
Amortization of acquired software technology	1,576	1,008
Cost of maintenance services	12,033	10,549

Cost of product revenues	14,617	12,159

Cost of consulting services	35,269	19,382
Reimbursed expenses	2,845	1,977

Cost of service revenues	38,114	21,359

Total cost of revenues	52,731	33,518

GROSS PROFIT	78,900	49,815

OPERATING EXPENSES:
Product development	17,277	12,573
Sales and marketing	21,112	14,252
General and administrative	17,697	11,026
Amortization of intangibles	8,566	6,076
Restructuring charges	7,758	1,430
Acquisition-related costs	6,743	—

Total operating expenses	79,153	45,357

OPERATING INCOME (LOSS)	(253)	4,458

Interest expense and amortization of loan fees	(6,086)	(239)
Interest income and other, net	1,123	(243)

INCOME (LOSS) BEFORE INCOME TAXES	(5,216)	3,976
Income tax (provision) benefit	948	(1,332)

NET INCOME (LOSS)	$(4,268)	$2,644

BASIC EARNINGS (LOSS) PER SHARE	$(.11)	$.08

DILUTED EARNINGS (LOSS) PER SHARE	$(.11)	$.08

SHARES USED TO COMPUTE:
Basic earnings (loss) per share	39,343	34,961

Diluted earnings (loss) per share	39,343	35,075

See notes to condensed consolidated financial statements.

JDA SOFTWARE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands, unaudited)

	Three Months Ended
	March 31,
	2010	2009
NET INCOME (LOSS)	$(4,268)	$2,644

OTHER COMPREHENSIVE LOSS:
Foreign currency translation loss	(561)	(614)

Total other comprehensive loss	(561)	(614)

COMPREHENSIVE INCOME (LOSS)	$(4,829)	$2,030

See notes to condensed consolidated financial statements.

JDA SOFTWARE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, unaudited)

	Three Months
	Ended March 31,
	2010	2009
OPERATING ACTIVITIES:
Net income (loss)	$(4,268)	$2,644
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	13,148	9,411
Amortization of loan origination fees, debt issuance costs and original issue discount	427	—
Share-based compensation expense	3,277	1,410
Net gain on disposal of property and equipment	(5)	(16)
Deferred income taxes	(2,546)	1,007
Changes in assets and liabilities, net of effects from business acquisition:
Accounts receivable	(7,211)	13,594
Income tax receivable	1,076	(848)
Prepaid expenses and other current assets	(7,889)	(2,964)
Accounts payable	550	4,474
Accrued expenses and other liabilities	(11,101)	(15,422)
Income tax payable	(2,127)	117
Deferred revenue	28,864	19,648

Net cash provided by operating activities	12,195	33,055

INVESTING ACTIVITIES:
Change in restricted cash	276,177	—
Purchase of i2 Technologies, Inc	(213,427)	—
Payment of direct costs related to prior acquisitions	(850)	(817)
Purchase of other property and equipment	(533)	(1,003)
Proceeds from disposal of property and equipment	17	16

Net cash provided by (used in) investing activities	61,384	(1,804)

FINANCING ACTIVITIES:
Issuance of common stock — equity plans	10,904	2,506
Purchase of treasury stock and other, net	(3,392)	(3,219)

Net cash provided by (used in) financing activities	7,512	(713)

Effect of exchange rates on cash	(1,248)	(219)

Net increase in cash and cash equivalents	79,843	30,319
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	75,974	32,696

CASH AND CASH EQUIVALENTS, END OF PERIOD	$155,817	$63,015

See notes to condensed consolidated financial statements.

JDA SOFTWARE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, unaudited)

	Three Months
	Ended March 31,
	2010	2009
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for income taxes	$4,745	$1,096

Cash paid for interest	$427	$43

Cash received for income tax refunds	$928	$415

Acquisition of i2 Technologies, Inc.

Identifiable assets acquired:
Current assets acquired	$300,097
Property and equipment acquired	3,116
Customer-based intangibles	76,200
Technology-based intangibles	25,600
Marketing-based intangibles	14,300
Long-term deferred tax assets acquired	218,322
Other non-current assets acquired	3,925

Total identifiable assets acquired	641,560
Goodwill	66,041

Total assets acquired	707,601

Liabilities assumed:
Deferred revenue assumed	(62,614)
Other current liabilities assumed	(41,128)
Non-current liabilities assumed	(4,105)

Total liabilities assumed	(107,847)

Net assets acquired from i2 Technologies, Inc.	$599,754

Merger consideration to acquire i2 Technologies, Inc.

Fair value of JDA common stock issued as merger consideration	$167,979
Cash merger consideration	431,775

Total merger consideration to acquire i2 Technologies, Inc.	$599,754

Cash merger consideration	$431,775
Less cash acquired from i2 Technologies	218,348

Cash expended to acquire i2 Technologies, Inc.	$213,427

See notes to condensed consolidated financial statements.

JDA SOFTWARE GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except percentages, shares, per share amounts, or as otherwise stated)
(unaudited)
1. Basis of Presentation
     The accompanying unaudited condensed consolidated financial statements of JDA Software Group, Inc. (“we” or the “Company”) have been prepared in accordance with the FASB Standard Accounting Codification (“Codification”), which is the authoritative source of generally accepted accounting principles (“GAAP”) for nongovernmental entities in the United States. The interim financial statements do not include all of the information and notes required for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair and comparable presentation have been included and are of a normal recurring nature. Operating results for the three months ended March 31, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010. These condensed consolidated financial statements should be read in conjunction with the audited financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
     The preparation of financial statements in conformity with the Codification requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.
     Certain reclassifications have been made to the consolidated statements of operations for the three months ended March 31, 2009 to conform to the current presentation. In the consolidated statement of income, we have reported subscription revenues under the caption “Subscriptions and other recurring revenues.” Subscription revenues were previously reported in revenues under the caption “Software licenses” and were not material.
2. Acquisition of i2 Technologies, Inc.
     On January 28, 2010, we completed the acquisition of i2 Technologies, Inc. (“i2”) for approximately $599.8 million, which includes cash consideration of approximately $431.8 million and the issuance of approximately 6.2 million shares of our common stock with an acquisition date fair value of approximately $168.0 million, or $26.88 per share, determined on the basis of the closing market price of our common stock on the date of acquisition (the “Merger”). The combination of JDA and i2 creates a market leader in the supply chain management market. We believe this combination provides JDA with (i) a strong, complementary presence in new markets such as discrete manufacturing; (ii) enhanced scale; (iii) a more diversified, global customer base of over 6,000 customers; (iv) a comprehensive product suite that provides end-to-end supply chain management (“SCM”) solutions; (v) incremental revenue opportunities associated with cross-selling of products and services among our existing customer base; and (vi) an ability to increase profitability through net cost synergies within twelve months after the Merger.
     Under the terms of the Merger Agreement, each issued and outstanding share of i2 common stock was converted into the right to receive $12.70 in cash and 0.2562 of a share of JDA common stock (the “Merger Consideration”). Holders of i2 common stock did not receive any fractional JDA shares in the Merger. Instead, the total number of shares that each holder of i2 common stock received in the Merger was rounded down to the nearest whole number, and JDA paid cash for any resulting fractional share determined by multiplying the fraction by $26.65, which represents the average closing price of JDA common stock on Nasdaq for the five consecutive trading days ending three days prior to the effective date of the Merger.
     Each outstanding option to acquire i2 common stock was canceled and terminated at the effective time of the Merger and converted into the right to receive the Merger Consideration with respect to the number of shares of i2 common stock that would have been issuable upon a net exercise of such option, assuming the market value of the i2 common stock at the time of such exercise was equal to the value of the Merger Consideration as of the close of trading on the day immediately prior to the effective date of the Merger. Any outstanding option with a per share exercise price that was greater than or equal to such amount was cancelled and terminated and no payment was made with respect thereto. In addition, each i2 restricted stock unit award outstanding immediately prior to the effective time of the Merger was fully vested and cancelled, and each holder of such awards became entitled to receive the Merger Consideration for each share of i2 common stock into which the vested portion of the awards would otherwise have been convertible. Each i2 restricted stock award was vested immediately prior to the effective time of the Merger and was entitled to receive the Merger Consideration.
     Each outstanding share of i2’s Series B Preferred Stock was converted into the right to receive $1,100 per share in cash, which is equal to the stated change of control liquidation value of each such share plus all accrued and unpaid dividends thereon through the effective date of the Merger.
     At the effective time of the Merger, each outstanding warrant to purchase shares of i2’s common stock ceased to represent a right to acquire i2’s common stock and was assumed by JDA and converted into a warrant with the right to receive upon exercise, the Merger Consideration that would have been received as a holder of i2 common stock if such i2 warrant had been exercised prior to the effective time of the Merger. In total, 420,237 warrants to purchase i2 common stock at an exercise price of $15.4675 were assumed and converted into the right to receive the Merger Consideration upon exercise, including 107,663 shares of JDA common stock.
     The Merger is being accounted for using the acquisition method of accounting, with JDA identified as the acquirer, and the operating results of i2 have been included in our consolidated financial statements from the date of acquisition. Under the acquisition method of accounting, all assets acquired and liabilities assumed will be recorded at their respective acquisition-date fair values. We have allocated all goodwill recorded in the i2 acquisition ($66.0 million) to our Supply Chain reportable business segmenting unit (see Note 13). None of the goodwill recorded in the i2 acquisition is deductible for tax purposes. In addition, we have initially recorded $116.1 million in other intangible assets, including $76.2 million for customer-based intangibles (maintenance relationships and future technological enhancements, service relationships and a covenant not-to-compete), $25.6 million for technology-based intangibles consisting of developed technology and $14.3 million for marketing-based intangibles consisting of trademark and trade names. However, the purchase price allocation has not been finalized. We are still in the process of obtaining all information necessary to determine the fair values of the acquired assets and we have retained an independent third-party appraiser for the intangible assets to assist management in its valuation. This could result in adjustments to the carrying value of the assets and liabilities acquired, the useful lives of intangible assets and the residual amount allocated to goodwill. The preliminary allocation of the purchase price is based on the best estimates of management and is subject to revision based on the final valuations and estimates of useful lives. The initial estimated weighted average amortization period for all intangible assets acquired in this transaction that are subject to amortization is 6.7 years.
     The following table summarizes our initial estimate of the fair values of the assets acquired and liabilities assumed at the date of acquisition.

			Weighted Average
		Useful Life	Amortization Period
Cash	$218,348
Trade accounts receivable acquired	31,711
Other current assets acquired	50,038
Property and equipment acquired	3,116
Customer-based intangibles	76,200	1 to 7 years	6 years
Technology-based intangibles	25,600	7 years	7 years
Marketing-based intangibles	14,300	5 years	5 years
Long-term deferred tax assets acquired	218,322
Other non-current assets	3,925

Total assets acquired	641,560
Goodwill	66,041

Total assets acquired	707,601

Deferred revenue assumed .	(62,614)
Other current liabilities assumed	(41,128)
Other non-current liabilities assumed	(4,105)

Total liabilities assumed	(107,847)

Net assets acquired from i2 Technologies, Inc.	$599,754

     As of the date of the acquisition, the gross contractual amount of trade accounts receivable acquired were $35.4 million, of which approximately $3.7 million is expected to be uncollectable.
     Liabilities have been recognized for certain assumed customer and labor disputes of $7.7 million and $268,000, respectively. The potential undiscounted amount of all future payments that we could be required to make to settle the customer and labor disputes is estimated to range between $5.2 million and $9.4 million and $73,000 and $1.2 million, respectively.
     The following unaudited pro-forma consolidated results of operations for the three months ended March 31, 2010 and 2009 assume the i2 acquisition occurred as of January 1 of each year. The pro-forma results are not necessarily indicative of the actual results that would have occurred had the acquisition been completed as of the beginning of each of the periods presented, nor are they necessarily indicative of future consolidated results.

	Three Months Ended	Three Months Ended
	March 31, 2010	March 31, 2009
Total revenues	$146,657	$139,709
Net loss	$(18,703)	$(3,527)
Basic loss per share	$(0.45)	$(0.09)
Diluted loss per share	$(0.45)	$(0.09)
     The amounts of i2 revenues and earnings (loss) included in our consolidated statements of operations for the three months ended March 31, 2010, and the revenues and earnings (loss) of the combined entity had the acquisition date been January 1, 2009 or January 1, 2010 are as follows:

	Revenues	Earnings (Loss)
i2 operating results from January 28, 2010 to March 31, 2010	$37,261	$	*
i2 operating results from January 1, 2010 to March 31, 2010	$52,287	$	*
i2 operating results from January 1, 2009 to March 31, 2009	$56,376		$1,871

*	We are unable to provide separate disclosure of the earnings (loss) of i2 from January 28, 2010 (date of acquisition) to March 31, 2010 and the pro-forma results from January 1, 2010 to March 31, 2010 as the operating expenses of the combined company were co-mingled at the date of acquisition.
     Through March 31, 2010, we have expensed approximately $11.5 million of costs related to the acquisition of i2, including $6.7 million in first quarter 2010. These costs, which consist primarily of investment banking fees, commitment fees on unused bank financing, legal and accounting fees, are included in the consolidated statements of income under the caption “Acquisition-related costs.”
     On December 10, 2009, we issued $275 million of five-year, 8.0% Senior Notes (the “Senior Notes”) at an initial offering price of 98.988% of the principal amount. The net proceeds from the sale of the Senior Notes, which exclude the original issue discount ($2.8 million) and other debt issuance costs ($6.7 million) were placed in escrow and subsequently used, together with cash on hand at JDA and i2, to fund the cash portion of the merger consideration in the acquisition of i2 (see Note 7).
3. Derivative Instruments and Hedging Activities
     We use derivative financial instruments, primarily forward exchange contracts, to manage a majority of the foreign currency exchange exposure associated with net short-term foreign currency denominated assets and liabilities that exist as part of our ongoing business operations that are denominated in a currency other than the functional currency of the subsidiary. The exposures relate primarily to the gain or loss recognized in earnings from the settlement of current foreign currency denominated assets and liabilities. We do not enter into derivative financial instruments for trading or speculative purposes. The forward exchange contracts generally have maturities of less than 90 days and are not designated as hedging instruments. Forward exchange contracts are marked-to-market at the end of each reporting period, using quoted prices for similar assets or liabilities in active markets, with gains and losses recognized in other income offset by the gains or losses resulting from the settlement of the underlying foreign currency denominated assets and liabilities.

     At March 31, 2010, we had forward exchange contracts with a notional value of $83.3 million and an associated net forward contract receivable of $337,000 determined on the basis of Level 2 inputs. At December 31, 2009, we had forward exchange contracts with a notional value of $37.9 million and an associated net forward contract liability of $354,000 determined on the basis of Level 2 inputs. These derivatives are not designated as hedging instruments. The forward contract receivables or liabilities are included in the condensed consolidated balance sheet under the captions, “Prepaid expenses and other current assets” or “Accrued expenses and other liabilities” as appropriate. The notional value represents the amount of foreign currencies to be purchased or sold at maturity and does not represent our exposure on these contracts. We recorded net foreign currency exchange contract gain of $961,000 in first quarter 2010 and a net foreign currency exchange contract loss of $318,000 in first quarter 2009, which are included in the condensed consolidated statements of operations under the caption “Interest Income and other, net.”
4. Goodwill and Other Intangibles, net
     Goodwill and other intangible assets consist of the following:

		March 31, 2010		December 31, 2009
		Gross		Gross
	Estimated Useful	Carrying	Accumulated	Carrying	Accumulated
	Lives	Amount	Amortization	Amount	Amortization
Goodwill:
Gross goodwill		$211,029	$—	$144,988	$—
Accumulated impairment losses		(9,713)		(9,713)

Goodwill, net of impairment losses		$201,316		$135,275

Identifiable intangible assets:

Customer-based intangible assets	1 to 13 years	259,583	(92,188)	183,383	(84,119)
Technology-based intangible assets	5 to 15 years	91,446	(47,182)	65,847	(45,607)
Marketing-based intangible assets	5 years	19,491	(5,531)	5,191	(5,034)

		370,520	(144,901)	254,421	(134,760)

		$571,836	$(144,901)	$389,696	$(134,760)

     Goodwill. We have initially recorded $66.0 million of goodwill in connection with our acquisition of i2 (see Note 2), all of which has been allocated to our Supply Chain reportable business segment (see Note 13). However, the purchase price allocation has not been finalized and adjustments may still be made to the carrying value of the assets and liabilities acquired, the useful lives of intangible assets and the residual amount allocated to goodwill. We are still in the process of obtaining all information necessary to determine the fair values of the acquired assets and we have retained an independent third party appraiser for the intangible assets to assist management in its valuation. We found no indication of impairment of our goodwill balances during the three months ended March 31, 2010 and, absent future indicators of impairment, the next annual impairment test will be performed in fourth quarter 2010. As of March 31, 2010, the goodwill balance has been allocated to our reporting units as follows: $197.6 million to Supply Chain and $3.7 million to Services Industries.
     Customer-based intangible assets include customer lists, maintenance relationships and future technological enhancements, service relationships and covenants not-to-compete; Technology-based intangible assets include acquired software technology; and Marketing-based intangible assets include trademarks and trade names. Customer-based and Marketing-based intangible assets are being amortized on a straight-line basis. Technology-based intangible assets are being amortized on a product-by-product basis with the amortization recorded for each product being the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future revenue for that product, or (b) the straight-line method over the remaining estimated economic life of the product including the period being reported on. We have initially recorded $76.2 million, $25.6 million and $14.3 million of customer-based, technology-based and marketing-based intangible assets, respectively, in connection with our acquisition of i2 (see Note 2).
     Amortization expense for first quarter 2010 and 2009 was $10.1 million and $7.1 million, respectively. The increase in amortization in first quarter 2010 compared to first quarter 2009 is due to amortization on the identifiable intangible assets recorded in the acquisition of i2.
     Amortization expense is reported in the consolidated statements of operations within cost of revenues under the caption “Amortization of acquired software technology” and in operating expenses under the caption “Amortization of intangibles.” As of March 31, 2010, we expect amortization expense for the remainder of 2010 and the next four years to be as follows:

Year	Expected Amortization
2010	$35,781
2011	46,018
2012	45,431
2013	44,431
2014	27,672
5. Restructuring Reserves
2010 Restructuring Charges
     We recorded restructuring charges of $7.8 million in first quarter 2010 for termination benefits, office closures and contract terminations associated with the acquisition of i2 and the continued transition of additional on-shore activities to our Center of Excellence (“CoE”) in India. The charges include $5.2 million for termination benefits related to a workforce reduction of 86 full-time employees (“FTE”) primarily in product development, sales, information technology and other administrative positions in each of our geographic regions. In addition, the charges include $2.5 million for estimated costs to close and integrate redundant office facilities and for the integration of information technology and termination of certain i2 contracts that have no future economic benefit to the Company and are incremental to the other costs that will be incurred by the combined Company. As of March 31, 2010, approximately $5.6 million of the costs associated with these restructuring charges have been paid and the remaining balance of $2.3 million in included in the condensed consolidated balance sheet under the caption “Accrued expenses and other current liabilities.” A summary of the first quarter 2010 restructuring charge is as follows:

			Impact of
			Changes in	Balance
	Initial	Cash	Exchange	March 31,
Description of charge	Reserve	Charges	Rates	2010
Termination benefits	$5,233	$(5,089)	$(1)	$143
Office closures	2,512	(431)	47	2,128

Total	$7,745	$(5,520)	$46	$2,271

     The balance in the reserve for office closures is primarily related to redundant office facility leases in Dallas, Texas and the United Kingdom that are being amortized over the related lease terms that extend through 2014. The balance in the reserve for termination benefits is related to certain foreign employees that we expect to pay in 2010.
2009 Restructuring Charges
     We recorded restructuring charges of $6.5 million in 2009, including $1.5 million in first quarter 2009, primarily associated with the transition of additional on-shore activities to the Center of Excellence (“CoE”) in India and certain restructuring activities in the EMEA sales organization. The charges include termination benefits related to a workforce reduction of 86 full-time employees (“FTE”) in product development, service, support, sales and marketing, information technology and other administrative positions, primarily in the Americas region. In addition, the restructuring charges include approximately $2.0 million in severance and other termination benefits under separation agreements with our former Executive Vice President and Chief Financial Officer and our former Chief Operating Officer. As of March 31, 2010, approximately $6.3 million of the costs associated with these restructuring charges have been paid and the remaining balance of $204,000 is included in the condensed consolidated balance sheet under the caption “Accrued expenses and other current liabilities.” We expect substantially all of the remaining costs will be paid in 2010.
6. Manugistics Acquisition Reserves
     We recorded initial acquisition reserves of $47.4 million for restructuring charges and other direct costs associated with the acquisition of Manugistics in 2006. The restructuring charges were primarily related to facility closures, employee severance and termination benefits and other direct costs associated with the acquisition, including investment banker fees, change-in-control payments, and legal and accounting costs. Subsequent adjustments of $2.9 million were made to reduce the reserves in 2007 and 2008 based on our revised estimates of the restructuring costs to exit certain of the activities of Manugistics. The majority these adjustments were made by June 30, 2007 and included in the final purchase price allocation. All adjustments made subsequent to June 30, 2007, including a $1.4 million increase recorded in 2009, have been included in the consolidated statements of income under the caption “Restructuring charges.” Adjustments made in 2009 resulted primarily from our revised estimate of sublease rentals and market adjustments on an unfavorable office facility lease in the United Kingdom. The unused portion of the acquisition reserves at March 31, 2010 includes $4.4 million of current liabilities under the caption “Accrued expenses and other liabilities” and $6.5 million of non-current liabilities under the caption “Accrued exit and disposal obligations.” A summary of the charges and adjustments recorded against the reserves is as follows:

				Impact of				Impact of
				Changes in	Balance			Changes in	Balance
	Initial	Adjustments	Cash	Exchange	December 31,	Adjustments	Cash	Exchange	March 31,
Description of charge	Reserve	to Reserves	Charges	Rates	2009	to Reserves	Charges	Rates	2010
Restructuring charges:
Office closures, lease terminations and sublease costs	$29,212	$(949)	$(16,110)	$(724)	$11,429	$—	$(783)	$(216)	$10,430
Employee severance and termination benefits	3,607	(767)	(2,468)	125	497	—	(67)	(28)	402

IT projects, contract termination penalties, capital lease buyouts and other costs to exit activities of Manugistics	1,450	222	(1,672)	—	—	—	—	—	—

	34,269	(1,494)	(20,250)	(599)	11,926	$—	(850)	(244)	10,832

Direct costs	13,125	6	(13,131)	—	—	—	—	—	—

Total	$47,394	$(1,488)	$(33,381)	$(599)	$11,926	$—	$(850)	$(244)	$10,832

     The balance in the reserve for office closures, lease termination and sublease costs is primarily related to office facility leases in Rockville, Maryland and the United Kingdom and is being amortized over the related lease terms that extend through 2018. The balance in the reserve for employee severance and termination benefits is related to certain foreign employees that we expect to pay in 2010.
7. Long-term Debt
     On December 10, 2009, we issued $275 million of 8.0% Senior Notes at an initial offering price of 98.988% of the principal amount. The net proceeds from the sale of the Senior Notes, which exclude the original issue discount ($2.8 million) and other debt issuance costs ($6.7 million) were placed in escrow and subsequently used, together with cash on hand at JDA and i2, to fund the cash portion of the Merger Consideration in the acquisition of i2 (see Note 2).
     The Senior Notes have a five-year term and mature on December 15, 2014. Interest is computed on the basis of a 360-day year composed of twelve 30-day months, and is payable semi-annually on June 15 and December 15 of each year, beginning on June 15, 2010. The obligations under the Senior Notes are fully and unconditionally guaranteed on a senior basis by our substantially all of existing and future domestic subsidiaries (including, following the Merger, i2 and its domestic subsidiaries).
     At any time prior to December 15, 2012, we may redeem up to 35% of the aggregate principal amount of the Senior Notes at a redemption price equal to 108% of the principal amount, plus accrued and unpaid interest, with the cash proceeds of an equity offering of our common stock. At any time prior to December 15, 2012, we may also redeem all or a part of the Senior Notes at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest and a ‘make whole” premium calculated as the greater of (i) 1% of the principal amount of the Senior Notes redeemed or (ii) the excess of the present value of the redemption price of the Senior Notes redeemed at December 15, 2012 over the principal amount the Senior Notes redeemed. In addition, we may redeem the Senior Notes on or after December 15, 2012 at a redemption price of 104% of the principal amount, and on or after December 15, 2013 at a redemption price of 100% of the principal amount, plus accrued and unpaid interest. The Senior Notes rank equally in right of payment with all existing and future senior debt and are senior in right of payment to all subordinated debt.
     The Senior Notes contain certain restrictive covenants including (i) a requirement to repurchase the Senior Notes at price equal to 101% of the principal amount, plus accrued and unpaid interest, in the event of a change in control and (ii) restrictions that limit our ability to pay dividends, make investments, incur additional indebtedness, create liens, issue preferred stock or consolidate, merge, sell or otherwise dispose of all or substantially all of our or their assets. The Senior Notes also provide for customary events of default and in the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding Senior Notes will become due and payable immediately without further action or notice. If any other event of default occurs or is continuing, the trustee or holders of at least 25% in aggregate principal amount of the then outstanding Senior Notes may declare all the Senior Notes to be due and payable immediately.
     The Senior Notes and the related guarantees have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. In connection with the issuance of the Senior Notes, we entered into an exchange and registration rights agreement. Under the terms of the exchange and registration rights agreement, we are required to file an exchange offer registration statement within 180 days following the issuance of the Senior Notes enabling holders to exchange the Senior Notes for registered notes with terms substantially identical to the terms of the Senior Notes; to use commercially reasonable efforts to have the exchange offer registration statement declared effective by the Securities and Exchange Commission (the “SEC”) on or prior to 270 days after the closing of the note offering (the “Registration Deadline”); and, unless the exchange offer would not be permitted by applicable law or SEC policy, to complete the exchange offer within 30 business days after the Registration Deadline. Under specified circumstances, including if the exchange offer would not be permitted by applicable law or SEC policy, the registration rights agreement provides that we shall file a shelf registration statement for the resale of the Senior Notes. If we default on these registration obligations, additional interest (referred to as special interest), up to a maximum amount of 1.0% per annum, will be payable on the Senior Notes until all such registration defaults are cured.
     The fair value and carrying amount of the Senior Notes were $271.1 million and $272.3 million, respectively at March 31, 2010 and $269.4 million and $272.3 million, respectively at December 31, 2009.
     The $2.8 million original issue discount on the Senior Notes and other debt issuance costs of approximately $6.7 million are being amortized using the effective interest and straight-line methods, respectively over the five-year term and are reflected in the consolidated statements of income under the caption, “Interest expense and amortization of loan fees.” We accrued $5.5 million of interest on the Senior Notes in first quarter 2010 and amortized approximately $427,000 of the original issue discount and related loan origination fees.
8. Legal Proceedings
     We are involved in legal proceedings and claims arising in the ordinary course of business. Although there can be no assurance, management does not currently believe the disposition of these matters will have a material adverse effect on our business, financial position, results of operations or cash flows.

          On April 29, 2009, i2 filed a lawsuit for patent infringement against Oracle Corporation (NASDAQ: ORCL). The lawsuit, filed in the United States District Court for the Eastern District of Texas, alleges infringement of 11 patents related to supply chain management, available to promise software and other enterprise software applications. As a result of our acquisition of i2 on January 28, 2010, i2 is now a wholly-owned subsidiary of the Company. On April 22, 2010, Oracle filed counterclaims against i2 and JDA Software Group, Inc. alleging the infringement by i2 of five Oracle patents.
9. Share-Based Compensation
          Our 2005 Performance Incentive Plan, as amended (“2005 Incentive Plan”), provides for the issuance of up to 3,847,000 shares of common stock to employees, consultants and directors under stock purchase rights, stock bonuses, restricted stock, restricted stock units, performance awards, performance units and deferred compensation awards. The 2005 Incentive Plan contains certain restrictions that limit the number of shares that may be issued and the amount of cash awarded under each type of award, including a limitation that awards granted in any given year can represent no more than two percent (2%) of the total number of shares of common stock outstanding as of the last day of the preceding fiscal year. Awards granted under the 2005 Incentive Plan are in such form as the Compensation Committee shall from time to time establish and the awards may or may not be subject to vesting conditions based on the satisfaction of service requirements or other conditions, restrictions or performance criteria including the Company’s achievement of annual operating goals. Restricted stock and restricted stock units may also be granted under the 2005 Incentive Plan as a component of an incentive package offered to new employees or to existing employees based on performance or in connection with a promotion, and will generally vest over a three-year period, commencing at the date of grant. We measure the fair value of awards under the 2005 Incentive Plan based on the market price of the underlying common stock as of the date of grant. The fair value of each award is amortized over the applicable vesting period of the awards using graded vesting and reflected in the consolidated statements of operations under the captions “Cost of maintenance services,” “Cost of consulting services,” “Product development,” “Sales and marketing,” and “General and administrative.”
          Annual stock-based incentive programs (“Performance Programs”) have been approved for executive officers and certain other members of our management team for years 2007 through 2010 that provide for contingently issuable performance share awards or restricted stock units upon achievement of defined performance threshold goals. A summary of the annual Performance Programs is as follows:
          2010 Performance Program. In February 2010, the Board approved a stock-based incentive program for 2010 (“2010 Performance Program”). The 2010 Performance Program provides for the issuance of contingently issuable performance share awards under the 2005 Incentive Plan to executive officers and certain other members of our management team if we are able to achieve a defined adjusted EBITDA performance threshold goal in 2010. A partial pro-rata issuance of performance share awards will be made if we achieve a minimum adjusted EBITDA performance threshold. The 2010 Performance Program initially provides for the issuance of up to approximately 555,000 of targeted contingently issuable performance share awards. The performance share awards, if any, will be issued after the approval of our 2010 financial results in January 2011 and will vest 50% upon the date of issuance with the remaining 50% vesting ratably over a 24-month period. Our performance against the defined performance threshold goal will be evaluated on a quarterly basis throughout 2010 and share-based compensation will be recognized over the requisite service period that runs from February 3, 2010 (the date of board approval) through January 2013. A deferred compensation charge of $13.7 million was recorded in the equity section our balance sheet in first quarter 2010, with a related increase to additional paid-in capital, for the total grant date fair value of the current estimated awards to be issued under the 2010 Performance Program. Although all necessary service and performance conditions have not been met through March 31, 2010, based on first quarter 2010 results and the outlook for the remainder of 2010, management has determined that it is probable the Company will achieve its minimum adjusted EBITDA performance threshold. As a result, we recorded $2.3 million in stock-based compensation expense related to these awards in first quarter 2010 on a graded vesting basis. If we achieve the defined performance threshold goal we would expect to recognize approximately $9.2 million of the award as share-based compensation in 2010.
          2009 Performance Program. The 2009 Performance Program provided for the issuance of contingently issuable performance share awards if we were able to achieve $91.5 million of adjusted EBITDA. The Company’s actual 2009 adjusted EBITDA performance qualified participants to receive 100% of their target awards. In total,

506,450 contingently issuable performance share awards were issued in January 2010 with a grant date fair value of $6.8 million that is being recognized as share-based compensation over requisite service periods that run from the date of Board approval of the 2009 Performance Program through January 2012. The performance share awards vested 50% upon the date of issuance with the remaining 50% vesting ratably over the subsequent 24-month period. Through March 31, 2010, approximately 1,900 of the performance share awards granted under the 2009 Performance Program have been subsequently forfeited. A deferred compensation charge of $6.8 million was recorded in the equity section of our balance sheet during 2009, with a related increase to additional paid-in capital, for the total grant date fair value of the awards. We recognized $4.5 million in share-based compensation expense related to these performance share awards in 2009, including $755,000 in first quarter 2009, plus an additional $266,000 in first quarter 2010.
          2008 Performance Program. The 2008 Performance Program provided for the issuance of contingently issuable performance share awards if we were able to achieve $95 million of adjusted EBITDA. The Company’s actual 2008 adjusted EBITDA performance, which exceeded the defined performance threshold goal of $95 million, qualified participants to receive approximately 106% of their target awards. In total, 222,838 performance share awards were issued in January 2009 with a grant date fair value of $3.9 million that is being recognized as stock-based compensation over requisite service periods that run from the date of Board approval of the 2008 Performance Program through January 2011. Through March 31, 2010, approximately 4,900 of performance share awards granted under the 2008 Performance Program have been subsequently forfeited. A deferred compensation charge of $3.9 million was recorded in the equity section of our balance sheet during 2008, with a related increase to additional paid-in capital, for the total grant date fair value of the awards. We recognized $117,000 and $147,000 in share-based compensation expense related to these performance share awards in first quarter 2010 and 2009, respectively.
          2007 Performance Program. The 2007 Performance Program provided for the issuance of contingently issuable restricted stock units if we were able to successfully integrate the Manugistics acquisition and achieve $85 million of adjusted EBITDA. The Company’s actual 2007 adjusted EBITDA performance qualified participants for a pro-rata issuance equal to 99.25% of their target awards. In total, 502,935 restricted stock units were issued in January 2008 with a grant date fair value of $8.1 million. Approximately 35,000 of the restricted stock units granted under the 2007 Integration Program have been subsequently forfeited. We recognized $883,000 in share-based compensation expense related to these performance share awards in 2009, including $237,000 in first quarter 2009 and as of December 31, 2009, all share-based compensation expense had been recognized.
          During first quarter 2010 and 2009, we recorded share-based compensation expense of $138,000 and $101,000, respectively related to other 2005 Incentive Plan awards.
          Equity Inducement Awards. During third quarter 2009, we announced the appointment of Peter S. Hathaway to the position of Executive Vice President and Chief Financial Officer and Jason B. Zintak to the newly-created position of Executive Vice President, Sales and Marketing. In order to induce Mr. Hathaway and Mr. Zintak to accept employment, the Compensation Committee granted certain equity awards outside of the terms of the 2005 Incentive Plan and pursuant to NASDAQ Marketplace Rule 5635(c)(4).
(iv)	100,000 shares of restricted stock with a grant date fair value of $1.8 million were granted to Mr. Hathaway (50,000 shares) and Mr. Zintak (50,000 shares). The restricted stock awards vest over a three-year period, with one-third vesting on the first anniversary of their employment with the remainder vesting ratably over the subsequent 24-month period. A deferred compensation charge of $1.8 million has been recorded in the equity section of our balance sheet for the total grant date fair value of the restricted stock. Stock-based compensation is being recorded on a graded vesting basis over requisite service periods that run from their effective dates of employment through June 2012. We recognized $497,000 in share-based compensation related to these awards in 2009, plus an additional $248,000 in first quarter 2010 which is reflected in the consolidated statements of income under the caption “General and administrative.”

(v)	55,000 contingently issuable performance share awards were granted to Mr. Hathaway (25,000 shares) and Mr. Zintak (30,000 shares) if the Company was able to achieve the $91.5 million adjusted EBITDA performance threshold goal defined under the 2009 Performance Program. The Company’s actual 2009 adjusted EBITDA performance qualified Mr. Hathaway and Mr. Zintak to receive 100% of their target awards. A total of 55,000 performance share awards were issued in January 2010 with a grant date fair value of $996,000 that is being recognized as share-based compensation over requisite service periods that run from their effective dates of employment through January 2012. The performance share awards vested 50% upon the date of issuance with the remaining 50% vesting ratably over the subsequent 24-month period. A deferred compensation charge of $996,000 has been recorded in the equity section of our balance sheet, with a related increase to additional paid-in capital, for the total grant date fair value of the awards. We recognized $664,000 in share-based compensation related to these awards in 2009, plus an additional $42,000 in first quarter 2010 which is reflected in the consolidated statements of income under the caption “General and administrative.”

(vi)	100,000 contingently issuable restricted stock units were granted to Mr. Hathaway (50,000 shares) and Mr. Zintak (50,000 shares) that will vest in defined tranches if and when we achieve certain pre-defined performance milestones. As of March 31, 2010, none of these awards had been issued, no deferred compensation charge has been recorded in the equity section of our balance sheet, and no share-based compensation expense has been recognized related to these grants as management is unable to determine if it is probable the pre-defined performance milestones will be attained.
          Employee Stock Purchase Plan. Our employee stock purchase plan (“2008 Purchase Plan”) has an initial reserve of 1,500,000 shares and provides eligible employees with the ability to defer up to 10% of their earnings for the purchase of our common stock on a semi-annual basis at 85% of the fair market value on the last day of each six-month offering period that begin on February 1st and August 1st of each year. The 2008 Purchase Plan is considered compensatory and, as a result, stock-based compensation is recognized on the last day of each six-month offering period in an amount equal to the difference between the fair value of the stock on the date of purchase and the discounted purchase price. A total of 44,393 shares of common stock were purchased on January 31, 2010 at a price of $22.28 and we recorded $175,000 of related share-based compensation expense. A total of 100,290 shares of common stock were purchased on February 1, 2009 at a price of $9.52 and we recognized $169,000 in share-based compensation expense in connection with such purchases. The share-based compensation expense in connection with these purchases is reflected in the consolidated statements of income under the captions “Cost of maintenance services,” “Cost of consulting services,” “Product development,” “Sales and marketing,” and “General and administrative.”
10. Treasury Stock Repurchases
          On March 5, 2009, the Board adopted a program to repurchase up to $30 million of our common stock in the open market or in private transactions at prevailing market prices during the 12-month period ended March 10, 2010. During 2009, we repurchased 265,715 shares of our common stock under this program for $2.9 million at prices ranging from $10.34 to $11.00 per share. There were no shares of common stock repurchased under this program in 2010.
          During first quarter 2010 and 2009, we also repurchased 115,775 and 58,161 shares, respectively, tendered by employees for the payment of applicable statutory withholding taxes on the issuance of restricted shares under the 2005 Performance Incentive Plan. These shares were repurchased for $3.2 million at prices ranging from $25.47 to $28.27 in first quarter 2010 and for $701,000 at prices ranging from $9.92 to $13.43 in first quarter 2009.
          During 2009 and 2008, we also repurchased 108,765 and 118,048 common shares, respectively, tendered by employees for the payment of applicable statutory withholding taxes on the issuance of restricted shares under the 2005 Performance Incentive Plan. These shares were repurchased in 2009 for $1.6 million at prices ranging from $9.75 to $26.05 and in 2008 for $2.1 million at prices ranging from $11.50 to $20.40 per share.
11. Income Taxes
          Income taxes are provided using the liability method. The provision for income taxes reflects the Company’s estimate of the effective rate expected to be applicable for the full fiscal year, adjusted by any discrete events, which are reported in the period in which they occur. This estimate is re-evaluated each quarter based on our estimated tax expense for the year. The method used to calculate the Company’s effective rate for the three months ended March 31, 2010 is different from the method used to calculate the effective rate for the three months ended March 31, 2009. The change in the method used is due to the Company’s ability to forecast income by jurisdiction and reliably estimate an overall annual effective tax rate.
          We recorded an income tax benefit of $948,000 for the three months ended March 31, 2010 and an income tax provision of $1.3 million for the three months ended March 31, 2009, representing effective income tax rates of 18% and 34%, respectively. Our effective income tax rate during the three months ended March 31, 2010 and 2009 differed from the 35% U.S. statutory rate primarily due to the mix of revenue by jurisdiction, changes in our liability for uncertain tax positions, state income taxes (net of federal benefit), and items not deductible for tax, including those related to certain costs the Company incurred in the acquisition of i2 Technologies, Inc. during the first quarter of 2010.
          We exercise significant judgment in determining our income tax provision due to transactions, credits and calculations where the ultimate tax determination is uncertain. Uncertainties arise as a consequence of the actual source of taxable income between domestic and foreign locations, the outcome of tax audits and the ultimate utilization of tax credits. Although we believe our estimates are reasonable, the final tax determination could differ from our recorded income tax provision and accruals. In such case, we would adjust the income tax provision in the period in which the facts that give rise to the revision become known. These adjustments could have a material impact on our income tax provision and our net income for that period.
          As of March 31, 2010 we had approximately $14.7 million of unrecognized tax benefits that would impact our effective tax rate if recognized, some of which relate to uncertain tax positions associated with the acquisition of Manugistics and i2. Future recognition of uncertain tax positions resulting from the acquisition of Manugistics will be treated as a component of income tax expense rather than as a reduction of goodwill. During first quarter 2010, there were no significant changes in the unrecognized tax benefits recorded, other than the recording of i2’s unrecognized tax benefits. It is reasonably possible that approximately $8.5 million of unrecognized tax benefits will be recognized within the next twelve months. We have placed a valuation allowance against the Arizona research and development credit as we do not expect to be able to utilize it prior to its expiration.
          We treat interest and penalties related to uncertain tax positions as a component of income tax expense including accruals of $429,000 in first quarter 2010 and $118,000 in first quarter 2009. As of March 31, 2010 and December 31, 2009 there are approximately $5.0 million and $2.3 million, respectively of interest and penalty accruals related to uncertain tax positions which are reflected in the consolidated balance sheet under the caption “Liability for uncertain tax positions.” To the extent interest and penalties are not assessed with respect to the uncertain tax positions, the accrued amounts for interest and penalties will be reduced and reflected as a reduction to tax expense.
          We conduct business globally and, as a result, JDA Software Group, Inc. or one or more of our subsidiaries files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business we are subjected to examination by taxing authorities throughout the world, including significant jurisdictions in the United States, the United Kingdom, Australia, India and France. With few exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations for years before 2003. We are currently under audit by the Internal Revenue Service for the 2009 tax year. The examination phase of these audits has not yet been completed; however, we do not anticipate any material adjustments.
          We have participated in the Internal Revenue Service’s Compliance Assurance Program (“CAP”) since 2007. The CAP program was developed by the Internal Revenue Service to allow for transparency and to remove uncertainties in tax compliance. The CAP program is offered by invitation only to those companies with both a history of immaterial audit adjustments and a high level of tax complexity and will involve a review of each quarterly tax provision. The Internal Revenue Service has completed their review of our 2007 and 2008 tax returns and no material adjustments have been made as a result of these examinations.

12. Earnings (Loss) per Share
          From July 2006 through September 2009, the Company had two classes of outstanding capital stock, common stock and Series B preferred stock. The Series B preferred stock, which was issued in connection with the acquisition of Manugistics, was a participating security such that in the event a dividend was declared or paid on the common stock, the Company would be required to simultaneously declare and pay a dividend on the Series B preferred stock as if the Series B preferred stock had been converted into common stock. Companies that have participating securities are required to apply the two-class method to compute basic earnings per share. Under the two-class computation method, basic earnings per share is calculated for each class of stock and participating security considering both dividends declared and participation rights in undistributed earnings as if all such earnings had been distributed during the period.
          During third quarter 2009, all shares of the Series B preferred stock were either converted into shares of common stock or repurchased for cash. The calculation of diluted earnings per share applicable to common shareholders for first quarter 2009 includes the assumed conversion of the Series B preferred stock into common stock as of the beginning of the period.
          The diluted earnings (loss) per share calculation for first quarter 2010 excludes approximately 719,000 of vested options for the purchase of common stock as their inclusion would be anti-dilutive due to the net loss incurred in first quarter 2010. The dilutive effect of outstanding stock options is included in the diluted earnings (loss) per share calculations for first quarter 2009 using the treasury stock method. The diluted earnings (loss) per share calculations for first quarter 2010 and 2009 also exclude approximately 555,000 and 507,000 of contingently issuable performance share awards, respectively for which all necessary conditions had not been met (see Note 8) and approximately 292,000 and 190,000 unvested performance share awards, respectively, as their affect would be anti-dilutive. In addition, the diluted earnings (loss) per share calculation for first quarter 2010 also excludes 91,000 warrants for the purchase of common stock as their effect would also be anti-dilutive. Earnings (loss) per share for first quarter 2010 and 2009 are calculated as follows:

	Three Months
	Ended March 31,
	2010	2009
Net income (loss)	$(4,268)	$2,644

Allocation of undistributed earnings:
Common Stock	(4,268)	2,371
Series B Preferred Stock	—	273

	$(4,268)	$2,644

Weighted Average Shares:
Common Stock	39,343	31,357
Series B Preferred Stock	—	3,604

Shares – Basic earnings per share	39,343	34,961
Dilutive common stock equivalents	—	114

Shares – Diluted earnings per share	39,343	35,075

Basic earnings (loss) per share applicable to common shareholders:
Common Stock	$(.11)	$.08

Series B Preferred Stock	$—	$.08

Diluted earnings (loss) per share applicable to common shareholders	$(.11)	$.08

13. Business Segments and Geographic Data
          We are a leading global provider of sophisticated enterprise software solutions designed specifically to address the supply chain, merchandising and pricing requirements of manufacturers, wholesale/distributors and retailers, as well as government and aerospace defense contractors and travel, transportation, hospitality and media organizations. We have licensed our software to more than 6,000 customers worldwide. We generate sales in three geographic regions that have separate management teams and reporting structures: the Americas (United States, Canada, and Latin America), Europe (Europe, Middle East and Africa), and Asia/Pacific. Similar products and services are offered in each geographic region. Identifiable assets are also attributed to a geographical region. The geographic distribution of our revenues and identifiable assets is as follows:

	Three Months
	Ended March 31,
	2010	2009
Revenues:

Americas	$87,700	$60,578
Europe	25,314	16,653
Asia/Pacific	18,617	6,102

Total revenues	$131,631	$83,333

	March 31,	December 31,
	2010	2009
Identifiable assets:

Americas	$903,719	$695,539
Europe	125,417	85,817
Asia/Pacific	91,049	40,310

Total identifiable assets	$1,120,185	$821,666

          Revenues in the Americas for first quarter 2010 and 2009 include $75.0 million and $53.6 million from the United States, respectively. Identifiable assets for the Americas include $866.2 million and $666.0 million in the United States as of March 31, 2010 and December 31, 2009, respectively. The increase in identifiable assets at March 31, 2010 compared to December 31, 2009 resulted primarily from net assets recorded in the acquisition of i2 (see Note 2).
          In connection with the acquisition of i2, management approved a realignment of our reportable business segments to better reflect the core business in which we operate, the supply chain management market, and how our chief operating decision maker views, evaluates and makes decisions about resource allocations within our business. As a result of this realignment, we have eliminated Retail and Manufacturing and Distribution as reportable business segments and beginning with first quarter 2010 will report our operations within the following segments:
•	Supply Chain. This reportable business segment includes all revenues related to applications and services sold to customers in the supply chain management market. The majority of our products are specifically designed to provide customers with one synchronized view of product demand while managing the flow and allocation of materials, information, finances and other resources across global supply chains, from manufacturers to distribution centers and transportation networks to the retail store and consumer (collectively, the “Supply Chain”). This segment combines all revenues previously reported by the Company under the Retail and Manufacturing and Distribution reportable business segments and includes all revenues related to i2 applications and services.
•	Services Industries. This reportable business segment includes all revenues related to applications and services sold to customers in service industries such as travel, transportation, hospitality, media and telecommunications. The Services Industries segment is centrally managed by a team that has global responsibilities for this market.

          A summary of the revenues, operating income and depreciation attributable to each of these reportable business segments for first quarter 2010 and 2009 is as follows:

	Three Months
	Ended March 31,
	2010	2009
Revenues:
Supply Chain	$125,233	$78,223
Services Industries	6,398	5,110

	$131,631	$83,333

Operating income (loss):
Supply Chain	$39,904	$22,111
Services Industries	607	879
Other (see below)	(40,764)	(18,532)

	$(253)	$4,458

Depreciation:
Supply Chain	$2,429	$1,787
Services Industries	216	226

	$2,645	$2,013

Other:
General and administrative expenses	$17,697	$11,026
Amortization of intangible assets	8,566	6,076
Restructuring charges	7,758	1,430
Acquisition-related costs	6,743	—

	$40,764	$18,532

          Operating income in the Supply Chain and Services Industry reportable business segments includes direct expenses for software licenses, maintenance services, service revenues, and product development expenses, as well as allocations for sales and marketing expenses, occupancy costs, depreciation expense and amortization of acquired software technology. The “Other” caption includes general and administrative expenses and other charges that are not directly identified with a particular reportable business segment and which management does not consider in evaluating the operating income (loss) of the reportable business segment.
14. Condensed Consolidating Financial Information
          We currently plan to file an exchange offer registration statement on or about June 8, 2010 for the Senior Notes issued on December 10, 2009 (see Note 7). Our obligations under the Senior Notes are fully and unconditionally guaranteed, joint and severally, on a senior basis by substantially all of our existing and future domestic subsidiaries (including, following the Merger, i2 and its domestic subsidiaries). Pursuant to Regulation S-X, Section 210.3-10(f), we are required to present condensed consolidating financial information for subsidiaries that have guaranteed the debt of a registrant issued in a public offering, where the guarantee is full and unconditional, joint and several, and where the voting interest of the subsidiary is 100% owned by the registrant.
          The following tables present condensed consolidating balance sheets as of March 31, 2010 and December 31, 2009, and condensed consolidating statements of income and cash flows for the three months ended March 31, 2010 and 2009 for (i) JDA Software Group, Inc. — the parent company, (ii) guarantor subsidiaries on a combined basis, (iii) non-guarantor subsidiaries on a combined basis, (iv) elimination adjustments, and (v) total consolidating amounts. The condensed consolidating financial information should be read in conjunction with the consolidated financial statements herein.

Unaudited Condensed Consolidating Balance Sheets
March 31, 2010
(in thousands)

	JDA Software	Guarantor	Non-Guarantor
	Group, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS

Current Assets:
Cash and cash equivalents	$—	$127,022	$28,795	$—	$155,817
Restricted cash	—	10,871	827	—	11,698
Accounts receivable	—	87,783	20,098	—	107,881
Income tax receivable	2,252	(2,660)	1,458	—	1,050
Deferred tax asset	—	55,682	2,146	—	57,828
Prepaid expenses and other current assets	—	18,964	10,741	—	29,705

Total current assets	2,252	297,662	64,065	—	363,979

Non-Current Assets:
Property and equipment, net	—	37,298	5,998	—	43,296
Goodwill	—	201,316	—	—	201,316
Other intangibles, net:
Customer-based intangibles	—	167,395	—	—	167,395
Technology-based intangibles	—	44,264	—	—	44,264
Marketing-based intangibles	—	13,960	—	—	13,960
Deferred tax asset	—	256,305	12,516	—	268,821
Other non-current assets	5,160	1,315	10,679	—	17,154
Investment in subsidiaries	153,473	74,596	—	(228,069)	—
Intercompany accounts	696,649	(735,067)	38,418	—	—

Total non-current assets	855,282	61,382	67,611	(228,069)	756,206

Total Assets	$857,534	$359,044	$131,676	$(228,069)	$1,120,185

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$—	$9,294	$1,769	$—	$11,063
Accrued expenses and other liabilities	—	49,477	24,591	—	74,068
Income taxes payable	—	(2,784)	2,784	—	—
Deferred revenue	—	93,527	34,378	—	127,905

Total current liabilities	—	149,514	63,522	—	213,036

Non-Current Liabilities:
Long-term debt	272,333	—	—	—	272,333
Accrued exit and disposal obligations	—	4,044	2,414	—	6,458
Liability for uncertain tax positions	—	13,579	636	—	14,215
Deferred revenues	—	28,746	196	—	28,942

Total non-current liabilities	272,333	46,369	3,246	—	321,948

Total Liabilities	272,333	195,883	66,768	—	534,984

Stockholders’ Equity	585,201	163,161	64,908	(228,069)	585,201

Total Liabilities and Stockholders’ Equity	$857,534	$359,044	$131,676	$(228,069)	$1,120,185

Condensed Consolidating Balance Sheets
December 31, 2009
(in thousands)

	JDA Software	Guarantor	Non-Guarantor
	Group, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS

Current Assets:
Cash and cash equivalents	$—	$47,170	$28,804	$—	$75,974
Restricted cash	287,875	—	—	—	287,875
Accounts receivable	—	53,535	15,348	—	68,883
Income tax receivable	469	5,941	(6,410)	—	—
Deferred tax asset	—	17,973	1,169	—	19,142
Prepaid expenses and other current assets	—	11,273	4,394	—	15,667

Total current assets	288,344	135,892	43,305	—	467,541

Non-Current Assets:
Property and equipment, net	—	35,343	5,499	—	40,842
Goodwill	—	135,275	—	—	135,275
Other intangibles, net:
Customer-based intangibles	—	99,264	—	—	99,264
Technology-based intangibles	—	20,240	—	—	20,240
Marketing-based intangibles	—	157	—	—	157
Deferred tax asset	—	37,781	6,569	—	44,350
Other non-current assets	6,697	124	7,176	—	13,997
Investment in subsidiaries	154,166	27,575	—	(181,741)	—
Intercompany accounts	234,479	(253,131)	18,652	—	—

Total non-current assets	395,342	102,628	37,896	(181,741)	354,125

Total Assets	$683,686	$238,520	$81,201	$(181,741)	$821,666

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$—	$6,140	$1,052	$—	$7,192
Accrued expenses and other liabilities	—	28,809	16,714	—	45,523
Income taxes payable	—	1,255	2,234	—	3,489
Deferred revenue	—	44,145	21,520	—	65,665

Total current liabilities	—	80,349	41,520	—	121,869

Non-Current Liabilities:
Long-term debt	272,250	—	—	—	272,250
Accrued exit and disposal obligations	—	4,723	2,618	—	7,341
Liability for uncertain tax positions	—	8,770	—	—	8,770

Total non-current liabilities	272,250	13,493	2,618	—	288,361

Total Liabilities	272,250	93,842	44,138	—	410,230

Stockholders’ Equity	411,436	144,678	37,063	(181,741)	411,436

Total Liabilities and Stockholders’ Equity	$683,686	$238,520	$81,201	$(181,741)	$821,666

Unaudited Condensed Consolidating Statements of Income
Three Months Ended March 31, 2010
(in thousands)

	JDA Software	Guarantor	Non-Guarantor
	Group, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenues:
Software licenses	$—	$24,437	$—	$—	$24,437
Subscriptions and other recurring revenues	—	4,287	—	—	4,287
Maintenance services	—	38,287	18,773	—	57,060

Product revenues	—	67,011	18,773	—	85,784

Consulting services	—	30,685	12,317	—	43,002
Reimbursed expenses	—	2,136	709	—	2,845

Service revenues	—	32,821	13,026	—	45,847

Total revenues	—	99,832	31,799	—	131,631

Cost of Revenues:
Cost of software licenses	—	1,008	—	—	1,008
Amortization of acquired software technology	—	1,576	—	—	1,576
Cost of maintenance services	—	8,349	3,684	—	12,033

Cost of product revenues	—	10,933	3,684	—	14,617

Cost of consulting services	—	25,096	10,173	—	35,269
Reimbursed expenses	—	2,136	709	—	2,845

Cost of service revenues	—	27,232	10,882	—	38,114

Total cost of revenues	—	38,165	14,566	—	52,731

Gross Profit	—	61,667	17,233	—	78,900

Operating Expenses:
Product development	—	11,973	5,304	—	17,277
Sales and marketing	—	13,458	7,654	—	21,112
General and administrative	—	14,585	3,112	—	17,697
Amortization of intangibles	—	8,566	—	—	8,566
Restructuring charges	—	5,143	2,615	—	7,758
Acquisition-related costs	—	6,743	—	—	6,743

Total operating expenses	—	60,468	18,685	—	79,153

Operating Income (Loss)	—	1,199	(1,452)	—	(253)

Interest expense and amortization of loan fees	(5,927)	(120)	(39)	—	(6,086)
Interest income and other, net	—	(3,591)	4,714	—	1,123
Equity in earnings (loss) of subsidiaries	(593)	1,142	—	549	—

Income (Loss) Before Income Taxes	(6,520)	(1,370)	3,223	549	(5,216)

Income tax (provision) benefit	2,252	(474)	(830)	—	948

Net Income (Loss)	$(4,268)	$(1,844)	$2,393	$549	$(4,268)

Unaudited Condensed Consolidating Statements of Income
Three Months Ended March 31, 2009
(in thousands)

	JDA Software	Guarantor	Non-Guarantor
	Group, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenues:
Software licenses	$—	$14,357	$—	$—	$14,357
Subscriptions and other recurring revenues	—	968	—	—	968
Maintenance services	—	27,933	15,064	—	42,997

Product revenues	—	43,258	15,064	—	58,322

Consulting services	—	15,312	7,722	—	23,034
Reimbursed expenses	—	1,335	642	—	1,977

Service revenues	—	16,647	8,364	—	25,011

Total revenues	—	59,905	23,428	—	83,333

Cost of Revenues:
Cost of software licenses	—	602	—	—	602
Amortization of acquired software technology	—	1,008	—	—	1,008
Cost of maintenance services	—	7,934	2,615	—	10,549

Cost of product revenues	—	9,544	2,615	—	12,159

Cost of consulting services	—	12,397	6,985	—	19,382
Reimbursed expenses	—	1,335	642	—	1,977

Cost of service revenues	—	13,732	7,627	—	21,359

Total cost of revenues	—	23,276	10,242	—	33,518

Gross Profit	—	36,629	13,186	—	49,815

Operating Expenses:
Product development	—	10,387	2,186	—	12,573
Sales and marketing	—	9,528	4,724	—	14,252
General and administrative	—	9,219	1,807	—	11,026
Amortization of intangibles	—	6,076	—	—	6,076
Restructuring charges	—	1,206	224	—	1,430

Total operating expenses	—	36,416	8,941	—	45,357

Operating Income	—	213	4,245	—	4,458

Interest expense and amortization of loan fees	(83)	(116)	(40)	—	(239)
Interest income and other, net	—	2,878	(3,121)	—	(243)
Equity in earnings (loss) of subsidiaries	2,695	78	—	(2,773)	—

Income (Loss) Before Income Taxes	2,612	3,053	1,084	(2,773)	3,976

Income tax (provision) benefit	32	(1,148)	(216)	—	(1,332)

Net Income (Loss)	$2,644	$1,905	$868	$(2,773)	$2,644

Unaudited Condensed Consolidating Statements of Cash Flows
Three Months Ended March 31, 2010
(in thousands)

	JDA Software	Guarantor	Non-Guarantor
	Group, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net Cash Provided by (Used in) Operating Activities	$137,215	$(138,053)	$13,033	$—	$12,195

Investing Activities:
Change in restricted cash	287,048	(10,871)	—	—	276,177
Purchase of i2 Technologies, Inc.	(431,775)	218,348	—	—	(213,427)
Payment of direct costs related to prior acquisitions	—	(850)	—	—	(850)
Purchase of property and equipment	—	(271)	(262)	—	(533)
Proceeds from disposal of property and equipment	—	12	5	—	17

Net cash used in investing activities	(144,727)	206,368	(257)	—	61,384

Financing Activities:
Issuance of common stock – equity plans	10,904	—	—	—	10,904
Purchase of treasury stock and other ,net	(3,392)	—	—	—	(3,392)
Change in intercompany receivable/payable	—	19,559	(19,559)	—	—

Net cash provided by (used in) financing activities	7,512	19,559	(19,559)	—	7,512

Effect of Exchange Rates on Cash and Cash Equivalents	—	(8,022)	6,774	—	(1,248)

Net increase (decrease) in cash and equivalents	—	79,852	(9)	—	79,843

Cash and Cash Equivalents, Beginning of Year	—	47,170	28,804	—	75,974

Cash and Cash Equivalents, End of Year	$—	$127,022	$28,795	$—	$155,817

Unaudited Condensed Consolidating Statements of Cash Flows
Three Months Ended March 31, 2009
(in thousands)

	JDA Software	Guarantor	Non-Guarantor
	Group, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net Cash Provided by (Used in) Operating Activities	$713	$33,110	$(768)	$—	$33,055

Investing Activities:
Change in restricted cash	—	—	—	—	—
Payment of direct costs related to prior acquisitions	—	(817)	—	—	(817)
Purchase of property and equipment	—	(719)	(284)	—	(1,003)
Proceeds from disposal of property and equipment	—	—	16	—	16

Net cash used in investing activities	—	(1,536)	(268)	—	(1,804)

Financing Activities:
Issuance of common stock – equity plans	2,506	—	—	—	2,506
Purchase of treasury stock and other, net	(3,219)	—	—	—	(3,219)
Change in intercompany receivable/payable	—	(752)	752	—	—

Net cash provided by (used in) financing activities	(713)	(752)	752	—	(713)

Effect of Exchange Rates on Cash and Cash Equivalents	—	3	(222)	—	(219)

Net increase (decrease) in cash and equivalents	—	30,825	(506)	—	30,319

Cash and Cash Equivalents, Beginning of Year	—	10,841	21,855	—	32,696

Cash and Cash Equivalents, End of Year	$—	$41,666	$21,349	$—	$63,015